Exhibit 99.2

Conference Call Transcript

Q2 2003 Pharmacopeia Earnings Conference Call

July 31, 2003 5:00 p.m. ET

CORPORATE PARTICIPANTS

Dr. Joseph Mollica

Pharmacopeia

John Hanlon

Pharmacopeia - CFO

Mark Emkjer

Accelrys Software - President

CONFERENCE CALL PARTICIPANTS

Stefan Loren

Legg, Mason

Phil Nadeau

SG Cowen

Ben Nahum

David Greene

Mark Newman

Atlantic Capital

PRESENTATION

Operator

Good afternoon and welcome, ladies and gentlemen, to the Pharmacopeia second quarter earnings conference call.  At this time I would like to inform you that this conference is being recorded, and all participants are in a listen only mode.  At the request of the company we will open the conference up for questions and answers after the presentation.  I will now turn the conference over to Dr. Joseph Mollica.  Please go ahead, sir.

Dr. Joseph Mollica - Pharmacopeia

Well thank you and good afternoon, everyone.  Joining me today is Mark Emkjer, the President of our Accelrys Software Division; and John Hanlon, Pharmacopeia’s Chief Financial Officer.  We released second quarter and half year 2003 results earlier today, and during this call we will be discussing future events.  As always, I caution you that actual results or events in the future may differ from projections contained in our forward-looking statements.  We refer you to today’s earnings press release as well as our periodic SEC filings for a more in-depth analysis of the company.  We disclaim any responsibility to update forward-looking statements.

We are pleased to report improved operating results in the second quarter and the first half of 2003, compared to the same periods last year.  Further, we significantly increased our cash flow from operations in the first six months of this year over the comparable period last year.

I’ll address each of these in turn.  On a consolidated basis, we were able to improve our operating results this year due to our 2002 restructuring and other cost containment initiatives we have instituted since then.  In the second-quarter of this year, total operating expenses were $4.2 million lower than in the second quarter last year.  For the first half of this year, operating expenses were a full $8.6 million lower.  And if you will recall, last year we projected that

Conference Call Services	1-800-665-8642	transcripts@callrci.com	www.callrci.com

through restructuring we would reduce expenses by about $8 million on an annual basis.  We have, in fact, exceeded that objective in just the first six months of this year.  As a result, we succeeded in improving our cash flow from operations in the first half of this year to $4.4 million, a $2.9 million increase over 2002.  We also lowered our net loss for the first six months to $9.2 million from $11.1 million in 2002, and for the second quarter of this year we reduced our net loss to $3.8 million from $5.1 million in 2002.

Revenue in our software and drug discovery units was below 2002 levels for both the second quarter and the six months ended June 30, 2003.  We are still encountering a difficult marketplace for both our drug discovery unit as well as for our software division.  For the latter, the continued weakness in the biotech area is particularly notable.  However our key large pharmaceutical customers continue to utilize our Accelrys Software products.  Our sales pipeline is stronger, and Mark Emkjer will talk more about that in a moment.

There are bright spots.  At Pharmacopeia Drug Discovery, we expanded our collaboration with Novartis, achieved a milestone with Celgene and initiated a new program with Progenics.  In the quarter, we also continued to build a pipeline of potential new business.  Pharmacopeia now has six programs with its partners poised for clinical development.  We remain optimistic that our rate of milestone achievement will continue to accelerate in 2003 and beyond.

In summary then, while we and our partners and competitors are operating in a difficult market, we are optimistic about both of our divisions, as our milestone pipeline in drug discovery continues to build and our sales pipeline in Accelrys is improving.  We will continue to aggressively take measures to control operating costs and to augment the R&D resources we need to continue to deliver high-quality services and products.  Let me now turn the call over to Mark Emkjer, President of Accelrys.  Mark.

Mark Emkjer - Accelrys - President

Thank you, Joe.  Our approach during this market downturn has been to fix our underlying business model, re-invigorate our client relationships, challenge quality and individual performance within all functions, and begin building a definitive, more reliable funnel to give us greater and more accurate visibility to future sales.  In addition, we have now re-assessed our product portfolio, competitive positioning, and status in the product lifecycle in a process we call the Marketing Blueprint.  We will use this information to delineate short term programs to augment sales, and more correctly allocate R&D resources to enhance our core business and to accelerate growth opportunities.  Finally, we are updating our strategic plan with a focus on top-line growth and improved operating margins.

While we have only begun to show improvement and we have significantly more to achieve, we’re beginning to experience positive trends in our client retention ratios for annual licenses and perpetual maintenance renewals.  I view this as a clear harbinger of improved client satisfaction levels.  In addition, we have instituted strict definitions of what moves into the visibility portion of our sales funnel.  This pipeline of potential new orders has increased substantially quarter on quarter.  Our close ratio has improved and we’re hopeful for an improved business climate in the second half of the year.  Our Bangalore operations are tracking as planned.  We now have 14 full-time equivalents, with four more new hires beginning next week.  I anticipate growth of eight employees per month for the foreseeable future.  The operation is led by an experienced manager with whom I have worked previously.  I have great confidence in his ability to achieve.  Our objectives with offshore development are to accelerate the time to market of our product portfolio and over the long term, as revenue grows, reduce our R&D spend as a percent of revenue.  Our product release calendar is showing momentum with recent releases including DS Accord for Excel, Catalyst 4.8, and MS Fast 3.1.  Significant progress continues with the introduction and deployment of applications within our Discovery Studio brand.  Let me now turn the call over to John Hanlon, Pharmacopeia’s CFO.

John Hanlon - Pharmacopeia - CFO

Thank you, Mark.  For our second quarter ended June 30, 2003 total revenue was $26.1 million.  This compares to $29.3 million of total revenue reported in the second quarter of 2002.  Software revenue was $19.1 million in the quarter, down from $21.4 million a year ago.  Drug Discovery revenue was $7 million in the quarter compared to $7.9 million in 2002.  Lower software revenue was discussed by both Joe and Mark.  Second quarter 2003 Drug Discovery revenue was lower as a result of reduced levels of milestones recorded in the quarter.  In Q2 2002, we recorded over $1.3 million in milestone revenue  as compared to $100,000 in Q2 2003.  For the six months ended June 30, 2003 total revenue was $50.8 million, compared to $56.1 million in 2002.  Accelrys revenue was $36.3 million in the first half of 2003, compared to $41 million in the same period of 2002.  Drug discovery revenue was $14.5 million for the first six months of 2003, compared to $15.1 million in 2002.  Our consolidated gross margin was 60% of revenue in the second quarter of 2003, compared to 64% of revenue in 2002.  For the six months ended June 30, 2003 total gross margin was 58%, compared to 64% in the comparable period of 2002.  In both the quarter and half-year, lower margins were principally due to the fixed costs of our customer services group at Accelrys being charged against a lower revenue base.

As Joe has noted, our total operating expenses, which include research and development, and sales, general, and administration, we are down in both the second quarter and first half of 2003 when compared to the same periods in 2002.  Despite the lower revenue in both the quarter and the first half of this year, total operating expenses were 77% of revenue in the 2003 second quarter, compared to 83% of revenue in 2002.  For the first half of 2003, operating expenses were 79% of revenue, compared to 87% of revenue in 2002.  In the second quarter of this year, total operating expenses were $4.2 million less than in 2002, and in the first half of this year they were $8.6 million less than last year.  Interest and other income net was higher at $900,000 for the second quarter, compared to $700,000 in the second quarter of 2002.  For the six months ended June 30, 2003, interest and other income net was $2 million, compared to $1.9 million a year ago.  In both periods in 2002, interest income was partially offset by exchange rate losses and the write-off of abandoned facilities.

Our tax expense was $376,000 in the 2003 second quarter, compared to $192,000 in 2002.  For the first half of this year, tax expense was $753,000, compared to $313,000 a year ago.  Factors driving these increases include the disallowance of NOLs in states like California and New Jersey, and the lack of available NOLs in the UK in 2003.  Please note that for federal tax purposes the company has over $75 million of NOLs available for future use.  The net loss recorded in the second-quarter of 2003 was lower than in the comparable quarter of 2002 at $3.8 million or $.16 per share, compared to $5.1 million or $.22 per share a year ago.  For the six months ended June, our net loss was reduced to $9.2 million or $.39 per share from $11.1 million or $.47 per share in 2002.

Our balance sheet remains strong.  At June 30, 2003, cash, cash equivalents, and marketable securities totalled $143 million, and we have no debt.  With regard to financial guidance, as indicated in the earnings announcement released this afternoon, we believe that in spite of optimism in both the Accelrys and Drug Discovery sales teams, our revenue outlook for the next six months is heavily dependent on earning further milestones in Drug Discovery and on the fourth quarter performance at Accelrys, during which we have historically recorded up to 35% of our annual software revenue.  In light of the lower revenue recorded for the first half of 2003, we expect that full year 2003 revenue will be below or possibly flat with 2002 levels.  We would note, however, that even if revenue levels are slightly below 2002, we anticipate generating an operating profit and positive cash flow.  I will now turn the call back over to Joe.  Joe.

Dr. Joseph Mollica - Pharmacopeia

Thank you John.  I would like to encourage investors and analysts on the call to ask questions now rather than later on individual phone calls.  As you know, in light of SEC guidelines, we will be unable to answer questions of a material nature on an individual basis.  For those of you listening to this call via the web cast and for those of you with access to replay, please feel free to contact us to review any topics discussed in this call.  I will now allow the call to be opened for questions.

Operator

Thank you.  The question and answer session will begin at this time.  If you’re using a speakerphone please pick up the handset before pressing an outburst.  Should you have a question please press 1 4 on your pushbutton telephone.  If you wish to withdraw your question please press 1 3.  Your questions will be taken in order that they are received.  Please stand by for your first question.  Our first question comes from Stefan Loren.  Please state your question.

Stefan Loren – Legg, Mason

Yes good afternoon, I have a few questions for you.  First of all, when looking at the drug discovery gross margin, I was just wondering, that’s a little bit, that’s quite a bit worse than last year, is out more about the milestone effect there, a much higher milestone rate last year than this year?

John Hanlon - Pharmacopeia

Absolutely Stefan, as you know the milestone revenue does not bear cost typically, so that’s causing that aberration.

Stefan Loren - Legg, Mason

OK, now from our- very quickly there has been a lot of financing going on the biotech industry at this point, so we are seeing more capital flow into the region.  I’m just wondering if this is starting to show up in any of your inquiries, have you seen more biotech inquiries, not just pharma, but biotech as well?

Mark Emkjer - Accelrys - President

Yes, Stefan, it is showing up in a couple ways.  Number one is we are signing new biotech customers.  We had new biotech customers in Q2.  And secondly I mentioned in our — in the release here that the funnel is building, so we are seeing some growth there, but I would also add that we have seen some biotechs, either go under during Q2, or also experience a shift to discovery.  And as you know our software focuses primarily on the research end.

Stefan Loren - Legg, Mason

Right. Is there a secondary market for your software with some of these companies going under.  Are we seeing the software, obviously with the remaining license, hit the streets at this point?

Mark Emkjer - Accelrys - President

No, not to my knowledge.

Stefan Loren - Pharmacopeia

OK one more question then I’ll jump back in the queue.  I’m just wondering, in terms of the plans for Bangalore, right now you said you have 14 FTEs, four new hires coming soon. Did I hear correctly when you said eight employees per month for the foreseeable future, and then if that’s the case are you planning some cutbacks here in the US to counterbalance that?

Mark Emkjer - Accelrys - President

At this time no, and the eight employees per month is an absorption rate we believe we can handle.  But this is, again primarily aimed at accelerating time-to-market on our Discovery Studio brand, and further quality assurance to improve our client satisfaction levels.  But we have no plans at this point time for any change in our development offices in both Cambridge and in San Diego.

Stefan Loren - Legg, Mason

Thank you, now I will jump back into queue.

Operator

Thank you, our next question comes from Phil Nadeau.  Please state your question.

Phil Nadeau - SG Cowen

Good afternoon, thanks for taking my question.  John first to you, you mentioned that even at flat or slightly decreasing revenues, you expect to be cash flow positive for the year.  Given that your cash flow from operations was $4.4 million for the first six months, would you expect there to be cap ex in the second half that would actually bring that number down?

John Hanlon - Pharmacopeia

Yes, there will definitely be more cap ex in the second half, Phil, than in the first, but not by much.  We spent about $1.9 million in the first half.  I expect the second half to be a little higher than that but not by much.  We are seasonal, as you know, in cash flow.  Q1, because of strong Q4 Accelrys sales, is a strong cash flow quarter, and then Q4 itself tends to be the second-strongest cash flow quarter.  While Q3 is the weakest and Q2 is in the middle there.  So I hope that helps.

Phil Nadeau - SG Cowen

Yes that definitely helps.  Second, do you plan to continue to reduce your R&D expense and your SG&A expense going forward?  Are there more cost synergies to be realized?

John Hanlon - Pharmacopeia

Well I would say that our programs continue.  Mark in particular is driving a number of them.  We are being very careful with hiring, we are being very careful with T&E.  Yes I would suspect that we are going to maintain a rate.  But we certainly realized a substantial cut in the first half.

Phil Nadeau - SG Cowen

OK great.

Mark Emkjer - Accelrys - President

Phil, I would just add to that that as our revenues grow, we would look for positive drop through, meaning the growth in gross margin to exceed the growth level in expenses dropping through to operating income, that’s the key as we go forward.

Phil Nadeau - SG Cowen

OK and Mark finally, on your comments that the pipeline was increasing, you mentioned one of the factors for that might be biotech financings.  Are there any other factors that are notable, that are driving an increase in pipeline, or an increase in your closure rate?

Mark Emkjer - Accelrys – President

Yes I think it’s execution.  I believe we’ve made significant changes to the sales force.  There are a number of training programs going on, as we have adopted the Miller Heiman sales process approach.  For example, we have better reporting and, quite frankly, accountability within the sales organization, and there is heavy prospecting going on.  And finally the linkage between our marketing department and sales department relative to driving specific marketing programs targeted at specific markets, specific products, I think, is generating a tremendous amount of opportunity for us.  So it’s primarily execution.

Philip Nadeau - SG Cowen

Are you not seeing any change in the attitude of biotech companies or their feeling about their ability to spend towards the end of the second quarter?  Has that improved at all, or is that still pretty much at an all-time low?

Mark Emkjer - Accelrys - President

Yes Phil, I see it as mixed.  We are seeing pockets of strength as some funding is coming back into the market.  We are finding some new opportunities.  But we’ve also experienced clients that have not renewed, and clients that have shifted their funding to downstream discovery versus research.  So at this point in time it is mixed in my opinion.

Phil Nadeau - SG Cowen

Great thank you, those are all my questions.

Operator

Thank you, we have a follow up coming from Stefan Loren.  Please state your question.

Stefan Loren - Legg, Mason

A couple more questions here.  First off, I was just wondering if you could comment at this point on the functionality of the Studio suite, and how that is versus the older programs?  Are you, have you finally accomplished getting about 90% of the functionality in, and what would be the motivation at this point for people to start switching over?

Mark Emkjer - Accelrys - President

We continue to make progress. DS 1.1 was just released, 1.2 is coming out in September, we have 1.5 planned to come out in the months following that.  I would say, Stefan, today many new clients are going up on Discovery Studio, and we have clients transitioning.  But I see that momentum frankly over a period of a couple of years; I don’t see it as just one fell swoop.  I see momentum building.

Stefan Loren -  Legg, Mason

Got it.  On the tax line very quickly, I know it is minor, but as we go forward should we be looking at this higher rate, just saying that we are not going to see the NOLs come back?

John Hanlon - Pharmacopeia - CFO

Well interestingly enough, New Jersey at least has told us that in 2004, they will allow NOLs. God knows what could happen between now and then.  But in terms of California, I have not heard anything, Stefan, and in the UK, I would assume the same, so I think you should look at that rate as staying pretty stable.

Stefan Loren – Legg, Mason

OK and one final question.  On the front of acquisitions at this time, do you see any potential acquisitions to drive some sales in the Accelrys Division at the present time or are you still looking,

or is this something that you have now pulled back from?

Dr. Joseph Mollica - Pharmacopeia

Yes I’ll take that.  Actually probably not a week goes by that we are not being approached. As you know, there’s quite a few companies, some smaller ones, some private, some public, that have had some difficulties.  I think we will go with the right opportunity but, as Mark mentioned, we are taking a step back and also looking out now at the next five years as to which of the areas. But, we are, you know, poised to act.  Like I say, not a week goes by that we don’t study one.  As we speak now, we’re looking at a couple of potential opportunities, but nothing that’s imminent and we will probably want to take the time to be more proactive as we finish, let’s say, the update of our strategic plan, which you know we target for our fall board meeting.

Stefan Loren - Legg, Mason

Great, well thanks and good job on the expense control.

Mark Emkjer - Accelrys - President

Thank you.

Operator

Our next question comes from Ben Nahum.  Please state your question.

Ben Nahum - David Greene

Good afternoon, guys how are you?

John Hanlon - Pharmacopeia - CFO

Good, Ben how are you doing?

Ben Nahum - David Greene

Not bad.  Let me just, if you could, reiterate for me on Accelrys?  The projection for 2003 is somewhere around the 2002 level of revenues, give or take a touch?  And did you say you would be operating income positive or operating cash flow positive?  And then last question, Mark, you made reference to this, but we would expect a lot of incremental leverage associated with any resumption in growth at Accelrys.  Could you perhaps flesh that out in greater detail what you think the drop to the bottom line is, if you start to grow again?

John Hanlon – Pharmacopeia - CFO

Let me start Ben with a reiteration of guidance.  We have not provided separate guidance for the divisions.  We expect that full year 2003 revenue will be below or possibly flat with 2002.  But we have not broken it out by division.  What we have also said is that even at revenue levels slightly below 2002, we can generate a profit, an operating profit and we can generate positive cash flow.  I hope that helps.

Ben Nahum - David Greene

OK.  Now what about the issue as to variable margin on any revenue growth?

Mark Emkjer - Accelrys - President

Ben, I mentioned earlier the concept that I have always used in operations, called positive drop-through, and that is controlling your expense line to grow at a lesser percentage than your gross margin, and as a result of that it magnifies obviously the operating earnings line.  And yes if we do have a pickup and we see an acceleration in revenue, gross margin, etc. we absolutely have all intention to grow our expenses at a lesser level, and drop through to the bottom line unequivocally.

Ben Nahum - David Greene

All right, but you don’t want to put any number on like the variable margin with an incremental $10 million in sales?

Mark Emkjer - President - Accelrys

No I would not.

John Hanlon - Pharmacopeia - CFO

There is no question, Ben, that this business is headcount driven.  Yes incremental revenues, as you well know, are very, very profitable on the software side.

Mark Emkjer - President - Accelrys

Ben, my last company is running about 23% to 24% operating margin as we speak, and so I believe software companies can operate in the range of 20% to 30%.  But we have a ways to go.

Ben Nahum - David Greene

OK thank you, guys.

John Hanlon - Pharmacopeia - CFO

Thanks, Ben.

Operator

Once again ladies and gentlemen, as a reminder should you have a question, please press 1 4 at this time.  Our next question is coming from Mark Newman.  Please state your question.

Mark Newman - Atlantic Capital

Good afternoon, gentlemen, I am a new institutional shareholder of the company, so pardon me if some of these questions have been asked before.  Pertaining to drug discovery customers, could you discuss that contract of October 2003?

John Hanlon - Pharmacopeia - CFO

Can you give us some help, do you have a sense of the company?

Mark Newman - Atlantic Capital

Yes, in the 10K it mentions that you have a major customer that could expire in 2003 and that you are negotiating with them right now?

John Hanlon - Pharmacopeia - CFO

Oh, I’m with you now, Mark.  Yes absolutely.  We don’t discuss individual contracts, as you might imagine, the customers that we collaborate with are highly concerned about confidentiality.  But I will say on a follow-up to the K that that negotiation continues and it’s quite positive.

Mark Newman - Atlantic Capital

My second question is, looking over the long run, where do you expect to get your real profit improvement from?  Can it be royalty income?

John Hanlon - Pharmacopeia - CFO

We certainly see royalty income as quite a ways down the road.  Where we are now and obviously it’s a matter of timing, is building our potential milestone pool.  And when we look at that milestone pool, which again would not bear any cost typically, there’s a real opportunity in Drug Discovery to improve profitability with increased milestones.

Mark Newman - Atlantic Capital

I thank you very much.

John Hanlon - Pharmacopeia - CFO

Thank you sir.

Operator

Once again, ladies and gentlemen, as a reminder should you have a question please press 1 4 at this time.  Ladies and gentlemen, as a final reminder should you have a question please press 1 4.  If there are no further questions I will now turn the conference back over to Mr. Mollica.

Dr. Joseph Mollica - Pharmacopeia

Well again, thank you for participating in our call.  We look forward to updating you on our progress at the end of our third quarter, and as always we thank you for your continued support of Pharmacopeia.  Thank you.

Operator

Ladies and gentlemen this concludes the conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

END